UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G/A
                  Under the Securities Exchange Act of 1934 (1)
                                (Amendment No. 2)


                          SCIENCE DYNAMICS CORPORATION
 -------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $.01 par value
 -------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   808631 10 5
                     --------------------------------------
                                 (CUSIP Number)


                                December 31, 2001
 -------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 808631 10 5

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       1.  Names of Reporting Persons.
           I.R.S. Identification Nos. of above persons (entities only).

           Edwin S. Marks
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       2.  Check the Appropriate Box if a Member of a Group (See Instructions)

           (a) [_]
           (b) [_]
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       3.  Sec Use Only


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       4.  Citizenship or Place of Organization

           United States
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                     5.  Sole Voting Power

                         0
              ------------------------------------------------------------------
Number of            6.  Shared Voting Power
Shares
Beneficially             562,000
Owned by      ------------------------------------------------------------------
Each                 7.  Sole Dispositive Power
Reporting
Person With:             0
              ------------------------------------------------------------------
                     8.  Shared Dispositive Power

                         562,000
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       9.  Aggregate Amount Beneficially Owned by Each Reporting Person

           562,000
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      10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
           (See Instructions) [ ]

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      11.  Percent of Class Represented by Amount in Row (9)

           3.08%
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      12.  Type of Reporting Person (See Instructions)

           IN
--------------------------------------------------------------------------------

Item 1(a). Name of Issuer:

           Science Dynamics Corporation (the "Issuer")

Item 1(b). Address of Issuer's Principal Executive Offices:

           1919 Springdale Road, Cherry Hill, New Jersey 08003

Item 2(a). Name of Person Filing:

           Edwin S. Marks

Item 2(b). Address of Principal Business Office:

           135 East 57th Street, 27th Floor, New York, New York 10022

Item 2(c). Citizenship:

           United States

Item 2(d). Title of Class of Securities:

           Common stock, $.01 par value

Item 2(e). CUSIP Number:

           808631 10 5

Item 3.    Type of Person:

           Not applicable

Item 4.    Ownership

           (a) Amount beneficially owned: 562,000 shares.

           (b)  Percent  of  class:   3.08%  (based  on  the  18,239,716  shares
outstanding as reported in the Issuer's 10-QSB report filed for the fiscal quarter ended on September 30, 2001).

           (c) Number of shares as to which the person has:

               (i)   Sole power to vote or to direct the vote: 0 shares.

               (ii)  Shared power to vote or to direct the vote: 562,000 shares.

               (iii) Sole power to  dispose or to direct the  disposition  of: 0 shares.

               (iv)  Shared  power to dispose or to direct the  disposition  of:
                     562,000 shares.

Item 5.    Ownership of Five Percent or Less of a Class

           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. |X|

Item 6.    Ownership of More than Five Percent on Behalf of Another Person

           Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

           Not applicable

Item 8.    Identification and Classification of Members of the Group

           Not applicable

Item 9.    Notice of Dissolution of  Group

           Not applicable

Item 10.   Certification

           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                          SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 12, 2002                      /s/ Edwin S. Marks
                                              ------------------------
                                                  Edwin S. Marks


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